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Exhibit 99.1

Contact:	Nicholas M. Rolli (917) 663-3460
Timothy R. Kellogg (917) 663-2759

ALTRIA GROUP, INC. REPORTS
2003 FOURTH-QUARTER AND FULL-YEAR RESULTS

2003 Fourth-Quarter Diluted Earnings Per Share of $1.02 vs. $0.85 in Year-Ago Quarter;
Comparison Affected by Charges of $0.04 in 2003 and $0.08 in 2002,
As Detailed in Attached Reconciliation

2003 Full-Year Diluted Earnings Per Share of $4.52 vs. $5.21 in 2002;
Comparison Affected by Charges of $0.10 in 2003 and Gains of $0.64 in 2002,
Including an $0.81 Gain for Miller Transaction in 2002,
As Detailed in Attached Reconciliation

2004 Full-Year Diluted Earnings Per Share Projected In a Range of $4.57 to $4.67,
Which Includes a $0.23 Reduction for Kraft Restructuring Program and Other Charges

        NEW YORK, January 28, 2004—Altria Group, Inc. (NYSE: MO) today announced fourth-quarter 2003 diluted earnings per share of $1.02, including $0.04 in charges for other items as described in the attached reconciliation of fourth-quarter 2003 to fourth-quarter 2002 results, an increase of 20% versus $0.85 in the same quarter a year ago, which included $0.08 in charges for other items described in the attached reconciliation.

        For the full-year 2003, diluted earnings per share were $4.52, including $0.10 in charges for other items as described in the attached reconciliation of full-year 2003 to 2002 results, versus $5.21 for the same period a year ago, which included a gain of $0.81 per share for the Miller Brewing Co. transaction, as well as $0.17 in charges for other items described in the attached reconciliation.

        "Although 2003 was a challenging year, the investments we have made in our businesses are gradually beginning to pay off and we produced solid results in the fourth quarter of 2003, which were somewhat flattered by a rather weak corresponding prior-year period," said Louis C. Camilleri, chairman and chief executive officer of Altria Group, Inc. "The turnaround in our domestic tobacco business has been particularly impressive, with fourth quarter 2003 volume, retail share and profitability all ahead of the same period in 2002. Our international tobacco business delivered strong income growth, aided by favorable currency, although volume growth was adversely impacted by declines in France, Germany and Italy."

        "In our worldwide food business, 2003 was a difficult year, but actions were taken in the second half to address challenges faced by Kraft Foods. Kraft is positioning itself for sustainable growth with a new global organization structure and recently announced plans to address key growth opportunities and to realign its cost structure beginning in 2004. I am confident that the leadership team at Kraft is moving quickly to improve long-term performance in a business and consumer environment that remains challenging."

        Altria Group, Inc. is projecting 2004 full-year diluted earnings per share in a range of $4.57 to $4.67, which includes a $0.23 reduction for anticipated charges related to Kraft's recently announced restructuring program and other charges. The factors described in the Forward-Looking and Cautionary Statements section of this release represent continuing risks to this projection.

        A conference call with members of the investment community will be Webcast at 2:00 p.m. Eastern Time on January 28, 2004. Access is available at www.altria.com.

ALTRIA GROUP, INC.

As described in "Note 14. Segment Reporting" of Altria Group, Inc.'s 2002 Annual Report, management reviews operating companies income, which is defined as operating income before corporate expenses and amortization of intangibles, to evaluate segment performance and allocate resources. Management believes it is appropriate to disclose this measure to help investors analyze business performance and trends. For a reconciliation of operating companies income to operating income, see the Condensed Statements of Earnings contained in this release.

2003 Full-Year Results

        Net revenues for the full year 2003, as detailed in the attached schedule entitled "Selected Financial Data by Business Segment," increased 1.8% versus 2003 to $81.8 billion, due primarily to favorable currency of $3.4 billion and to increases from Altria's food business and international tobacco business, partially offset by the impact of the Miller transaction and lower net revenues from the domestic tobacco business.

        Operating income decreased 4.2% to $15.9 billion, due primarily to reductions in operating companies income of $838 million from the domestic tobacco business and $368 million from food, partially offset by higher operating results from international tobacco. Also affecting operating income comparisons were favorable currency of $563 million and the other items described in the attached reconciliation of 2002 operating companies income to 2003 operating companies income. During 2003, Altria Group, Inc. streamlined several corporate functions and, more recently, announced that it intends to sell an office building in Rye Brook, NY. These actions resulted in corporate pre-tax asset impairment and exit costs of $67 million in the fourth quarter of 2003.

        Net earnings decreased 17.1% to $9.2 billion, due primarily to the after-tax impact of the Miller transaction of $1.7 billion, or $0.81 per share, that was recorded during the third quarter of 2002. The effective tax rate decreased from the 2002 rate of 35.5% to 34.9% in 2003, due primarily to favorable tax rulings, as well as the mix of foreign versus domestic pre-tax earnings.

        During 2003, Altria Group, Inc. raised its dividend 6.3% to an annualized rate of $2.72 per common share, marking the 36th time in 34 years that the dividend has been increased.

2003 Fourth-Quarter Results

        Net revenues for the fourth quarter of 2003, as detailed in the attached schedule entitled "Selected Financial Data by Business Segment," increased 10.2% versus 2002 to $20.7 billion, due primarily to favorable currency of $926 million and to increases in domestic tobacco, international tobacco and food.

        Operating income increased 11.9% to $3.6 billion, due primarily to higher operating companies income from Philip Morris USA. Also affecting operating income comparisons were favorable currency of $155 million and other items, including a charge in 2002 of $290 million related to airline industry exposure, as described in the attached reconciliation of fourth-quarter 2002 operating companies income to fourth-quarter 2003 operating companies income.

        Net earnings increased 18.3% to $2.1 billion, due primarily to higher operating results at Philip Morris USA, the after-tax impact of the $290 million provision in the fourth quarter of 2002 and a lower effective tax rate.

DOMESTIC TOBACCO

2003 Full-Year Results

        Philip Morris USA Inc., Altria Group, Inc.'s domestic tobacco business, continued to generate solid retail share performance, as its enhanced sales and promotional programs drove quarterly sequential share gains throughout 2003. Philip Morris USA's shipment volume was down 2.3% to 187.2 billion units for the year. Premium mix for Philip Morris USA improved by approximately 1.1 share points to 91.3%.

        Operating companies income decreased 22.4%, to $3.9 billion, due to higher spending in support of Philip Morris USA's programs to narrow price gaps, as well as lower volume and $202 million in pre-tax charges related to the tobacco growers settlement and pre-tax charges of $82 million for the move of Philip Morris USA's headquarters to Richmond, VA, and other exit costs.

        Philip Morris USA's total retail share improved significantly in 2003, driven by steady gains in Marlboro and the growth of Parliament, while retail share remained relatively stable for Virginia Slims and Basic.

        Parliament Ultra Lights and Marlboro Blend No. 27 both met distribution and share objectives following their introduction in 2003. In the fourth quarter, Philip Morris USA began test marketing Marlboro Menthol 72mm, a premium-priced addition to the Marlboro Menthol family that is shorter than king-size cigarettes.

        The following table summarizes sequential retail share performance for Philip Morris USA's key brands from the first quarter through the fourth quarter of 2003, based on data from the IRI/Capstone Total Retail Panel:

Philip Morris USA 2003 Quarterly Retail Share*

	Q1 2003	Q2 2003	Q3 2003	Q4 2003
Marlboro	37.5%	37.8%	38.1%	38.5%
Parliament	1.5%	1.7%	1.8%	1.7%
Virginia Slims	2.5%	2.4%	2.4%	2.4%
Basic	4.3%	4.2%	4.2%	4.2%

Focus Brands	45.8%	46.1%	46.5%	46.8%
Other Philip Morris USA	2.5%	2.4%	2.3%	2.3%

Total Philip Morris USA	48.3%	48.5%	48.8%	49.1%

*
Effective with the first quarter of 2003, Philip Morris USA began reporting retail share results based on a retail tracking service, with data beginning in fourth quarter 2002. This service, IRI/Capstone Total Retail Panel, was developed to provide a more comprehensive measure of market share in retail stores selling cigarettes. It is not designed to capture Internet or direct mail sales. Effective with the fourth quarter of 2003, Philip Morris USA has resumed reporting comparisons versus the previous year.

2003 Fourth-Quarter Results

        Philip Morris USA shipment volume increased 6.2% to 46.3 billion units in the fourth quarter of 2003, due primarily to the timing of promotional shipments, which resulted in lower volume in the fourth quarter of 2002. Premium volume for Philip Morris USA grew 7.6% while its premium mix improved by 1.2 share points to 91.5% during the quarter.

        Operating companies income increased 25.1% to $987 million, driven by higher volume, partially offset by charges related to the tobacco growers settlement and the move of Philip Morris USA's headquarters to Richmond, VA.

        Philip Morris USA's total retail share was up 1.0 share point to 49.1% in the fourth quarter of 2003 compared to the same period a year earlier, driven by a strong 1.1 share point gain in Marlboro and a solid 0.4 share point gain in Parliament, while retail share was essentially stable for Virginia Slims and Basic, as shown in the following table:

Philip Morris USA Quarterly Retail Share*

	Q4 2003	Q4 2002	Change
Marlboro	38.5%	37.4%	+1.1 pp
Parliament	1.7%	1.3%	+0.4 pp
Virginia Slims	2.4%	2.5%	-0.1 pp
Basic	4.2%	4.3%	-0.1 pp

Focus Brands	46.8%	45.5%	+1.3 pp
Other Philip Morris USA	2.3%	2.6%	-0.3 pp

Total Philip Morris USA	49.1%	48.1%	+1.0 pp

*
See note in table above

        In the fourth quarter, Philip Morris USA's retail share of the premium segment increased 0.4 share points to 61.5%, while its share of the discount segment increased 0.2 share points to 15.8%.

INTERNATIONAL TOBACCO

2003 Full-Year Results

        Shipment volume for Philip Morris International Inc. (PMI), Altria Group, Inc.'s international tobacco business, increased 1.8% to 735.8 billion units in 2003, as gains in key markets and additional volume from acquisitions during 2003 were partially offset by declines primarily in France, Germany and Italy.

        Operating companies income for PMI rose 10.9% to $6.3 billion for the full-year 2003, due to favorable currency of $469 million, volume gains, higher pricing and 2002 pre-tax charges for asset impairment and exit costs, partially offset by lower volume in the higher margin markets of France, Germany and Italy.

        PMI achieved widespread market share gains, including increases in the top income markets of Argentina, Austria, France, Germany, Greece, Japan, Poland, Russia, Singapore, the Slovak Republic, Spain, Turkey, the Ukraine and the United Kingdom.

        Total Marlboro shipments were down 1.9% for 2003 versus 2002, due primarily to declines in France, Germany and Italy, as well as Egypt, Indonesia and Turkey. However, Marlboro share increased in Japan and other key markets, including Argentina, Austria, Brazil, the Czech Republic, Greece, Mexico, Poland, Portugal, the Slovak Republic, Singapore, Spain, Switzerland, the Ukraine and the United Kingdom.

        In Western Europe, shipment volume was down 6.5% for the full-year 2003, due to declines in France, Germany and Italy, partially offset by increases in Spain and Austria. In France, shipment volume was down 13.0%, as tax-driven price increases over the past two years have led to an overall market decline. However, PMI's share was up 0.3 points to 39.2%. In Germany, volume declined 6.1%, primarily reflecting a lower total market affected by the tax-driven price increases in January 2003 and subsequent down trading to low priced tobacco portions. PMI's share in Germany increased 0.3 points to 37.2% in 2003. In Italy, volume was down 14.3% while share declined 7.1 points to 54.1%, as Marlboro and Diana were adversely impacted by low-priced competitive brands. In Spain, volume was up 7.1%, driven by the improved performance of Marlboro, Chesterfield and the Philip Morris brand. Overall, PMI's share in Western Europe was down 0.8 points to 38.8%, but excluding Italy was up 0.5 points to 35.3%.

        In Central Europe, volume advanced 5.9% in 2003, due mainly to gains in Romania, and in Greece and Serbia, which benefited from acquisition volume, partially offset by declines in Hungary and Poland due to intense price competition, and declines in Lithuania and the Slovak Republic due to lower markets as a result of tax-driven price increases. In Romania, gains by Marlboro and L&M fueled a 27.2% increase in volume. In the second half of 2003, PMI acquired the Greek cigarette company Papastratos and a controlling interest in Duvanska Industrija Nis (DIN), a formerly state-owned cigarette company in Serbia.

        In Eastern Europe, the Middle East and Africa, volume grew 11.5%, driven by strong performances in Russia, Turkey and the Ukraine. In Russia, Marlboro, L&M, Bond Street, Chesterfield, Optima, Parliament, Next and Virginia Slims continued to perform well. In Turkey, L&M and the successful launch of Muratti Ambassador fueled double-digit volume growth and a 4.8 point share gain to 32.3%. In the Ukraine, volume was up 21.6%, driven by the continued strong performance of Marlboro, L&M, Bond Street, Optima and Next.

        In Asia, volume was down 0.5% in 2003, as declines in the Philippines and Indonesia more than offset increases in Korea, Taiwan, Thailand and Japan. In Korea, volume and share improved significantly, driven by the successful introduction of Lark in the premium segment in November 2002 and the launch of Virginia Slims Ultra Lights in July 2003. In Japan, share advanced 0.4 points to 24.0% driven by Marlboro and Lark.

        In Latin America, volume rose 2.9% for 2003, due mainly to a strong gain in Argentina, driven by Marlboro and L&M, and to Mexico, where Marlboro and B&H continued to grow. PMI's share increased 1.0 point to 66.2% in Argentina.

2003 Fourth-Quarter Results

        Shipment volume for PMI increased 1.6% to 168.3 billion units in the fourth quarter of 2003, as gains in many top markets including Argentina, Austria, Korea, Mexico, Russia, Spain, Taiwan, Thailand, Turkey and the Ukraine, a return to growth in PMI's worldwide duty free business and additional volume from acquisitions in Greece and Serbia were partially offset by declines primarily in France, Germany and Italy. PMI's volume comparison also reflects higher shipments to Japan in the fourth quarter of 2002 as a result of the shutdown of U.S. West Coast shipping ports during the third quarter of 2002.

        Operating companies income for PMI rose 8.2% to $1.3 billion in the fourth quarter of 2003, due to favorable currency of $109 million, acquisition volume and higher pricing, partially offset by lower volume in the higher margin markets of France, Germany and Italy.

        PMI achieved widespread market share gains in the fourth quarter of 2003, including increases in the top income markets of Argentina, France, Germany, Greece, Japan, Mexico, the Netherlands, Russia, the Slovak Republic, Spain, Turkey, the Ukraine and the United Kingdom.

FOOD

        Yesterday, Kraft Foods Inc. (Kraft) reported 2003 full-year and fourth-quarter results. For the full-year 2003, Kraft's worldwide volume was up 0.7%, as volume growth from ongoing businesses of 1.6% was partially offset by the impact of divestitures. Ongoing volume growth reflected broad gains across Kraft's businesses and tack-on acquisitions, which accounted for 0.4 points of growth, partially offset by a decline in the Biscuits, Snacks and Confectionery business and the impact of trade inventory reductions. Operating income declined 1.7% to $6.0 billion, as higher commodity and benefit costs, unfavorable product mix, the previously announced reinvestment program in U.S. focus categories and the impact of prior year gains on the sales of businesses were partially offset by the absence of $253 million in integration-related and separation charges incurred in 2002, favorable currency of $94 million and volume growth.

        For the fourth quarter, Kraft's worldwide volume was up 1.1%, as volume growth from ongoing businesses of 1.9% was partially offset by the impact of divestitures. Tack-on acquisitions contributed 0.6 points of the increase. Ongoing business volume was up in five of Kraft's six businesses, as consumption growth was partially offset by continued trade inventory reductions. A decline in the Biscuits, Snacks and Confectionery business was driven primarily by a decrease in biscuit volumes. In the fourth quarter, Kraft invested $147 million of a previously announced reinvestment program primarily in its U.S. focus categories. During the investment period, cheese, cold cuts, coffee and crackers showed solid sequential improvement in consumption and share trends, while results in the cookie category remained weak. The previously reported factors impacting the cookie category performance, including consumers' increased health and wellness focus and lower contributions from new products, continued to affect results in the fourth quarter. Operating income declined 9.0% to $1.5 billion, as higher commodity and benefit costs, the previously announced investment spending in focus categories, adverse product mix and the absence of a prior year gain on the sale of a business were partially offset by higher volume and by favorable currency of $46 million.

NORTH AMERICAN FOOD

2003 Full-Year Results

        For the full year, volume for Kraft Foods North America, Inc. (KFNA) was up 1.6%, due to contributions from new products and gains in Beverages, Foodservice, Canada, Mexico and Cheese, partially offset by lower Biscuits volume and a reduction in trade inventories. Operating companies income declined 0.7% to $4.9 billion, as higher commodity and benefit costs, unfavorable mix and increased promotional spending were partially offset by the absence of $229 million in integration-related and separation charges incurred in 2002, volume growth and pricing actions taken early in the year in response to higher commodity costs.

2003 Fourth-Quarter Results

        For the fourth quarter, volume for Kraft Foods North America, Inc. (KFNA) grew 1.5%, led by contributions from new products and solid gains in Beverages, Cheese, Foodservice and Canada, partially offset by a decline in Biscuits and the impact of a strike by grocery workers, particularly on the West Coast. Operating companies income declined 8.0% to $1.1 billion, as increased commodity and benefit costs, unfavorable product mix and the investment in focus categories were partially offset by the contribution from volume growth.

INTERNATIONAL FOOD

2003 Full-Year Results

        For the full year, volume for Kraft Foods International, Inc. (KFI) decreased 1.6%, as the impact of divestitures more than offset volume growth from ongoing businesses of 1.4%. Ongoing business volume was up due to tack-on acquisitions, which accounted for 1.5 points of growth, and growth in several key developing markets, including Russia, Brazil and China, moderated by the impact of price competition, particularly in Germany and France, and the impact of the summer heat wave in Europe on the coffee and confectionery businesses.

        Operating companies income decreased 3.6% to $1.3 billion, as the absence of gains on sales of businesses in 2002, unfavorable mix, higher benefit costs and infrastructure investment in developing markets were partially offset by the absence of $24 million in integration-related and separation charges incurred in 2002, pricing actions and favorable currency of $72 million.

2003 Fourth-Quarter Results

        For the fourth quarter, volume for Kraft Foods International, Inc. (KFI) was up 0.3%, as volume growth from ongoing businesses of 2.6% was offset by divestitures. Ongoing business volume was up due to tack-on acquisitions, which accounted for 1.9 points of the increase, and growth in Latin America and Asia Pacific. Operating companies income decreased 7.7% to $442 million, as the absence of a gain on sale of a business in 2002 and higher costs were partially offset by pricing actions and favorable currency of $34 million, reflecting the stronger euro.

FINANCIAL SERVICES

2003 Full-Year and Fourth-Quarter Results

        Philip Morris Capital Corporation (PMCC) reported operating companies income of $313 million for the full-year 2003 and $72 million for the fourth quarter of 2003, significantly above results for comparable periods in 2002, reflecting a $290 million provision for exposure related to the airline industry in the fourth quarter of 2002, partially offset by the impact of lower investment balances as a result of PMCC's change in strategic direction.

        Earlier in 2003, PMCC announced that it was shifting its strategic focus from an emphasis on the growth of its portfolio of finance leases through new lease investments to one of maximizing investment gains and generating cash flows from its existing portfolio of assets through an orderly and systematic disposition of assets over an extended period of time.

Altria Group, Inc. Profile

        Altria Group, Inc. is the parent company of Kraft Foods Inc., with 84.6% ownership of outstanding Kraft common shares, Philip Morris International Inc., Philip Morris USA Inc. and Philip Morris Capital Corporation. In addition, Altria Group, Inc. has a 36% economic interest in SABMiller plc, the world's second-largest brewer. The brand portfolio of Altria Group, Inc.'s consumer packaged goods companies includes such well-known names as Kraft, Jacobs, L&M, Marlboro, Maxwell House, Nabisco, Oreo, Oscar Mayer, Parliament, Philadelphia, Post and Virginia Slims. Altria Group, Inc. recorded 2003 net revenues of $81.8 billion.

        Trademarks and service marks mentioned in this release are the registered property of, or licensed by, the subsidiaries of Altria Group, Inc.

        A complete copy of Altria Group, Inc.'s audited 2003 financial statements will be available through Altria Group, Inc.'s Web site after they are filed with the Securities and Exchange Commission on or about January 28, 2004. If you do not have Internet access but would like to receive a copy of the 2003 audited financial statements for Altria Group, Inc., please call toll free (800) 367-5415 in the U.S. and Canada to request a copy.

Forward-Looking and Cautionary Statements

        This press release contains projections of future results and other forward-looking statements that involve a number of risks and uncertainties and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. The following important factors could cause actual results and outcomes to differ materially from those contained in such forward-looking statements.

        Altria Group, Inc.'s consumer products subsidiaries are subject to unfavorable currency movements; intense price competition, changes in consumer preferences and demand for their products; changing prices for raw materials, fluctuations in levels of customer inventories and the effects of foreign economies and local economic and market conditions. Their results are dependent upon their continued ability to promote brand equity successfully; to anticipate and respond to new consumer trends; to develop new products and markets and to broaden brand portfolios in order to compete effectively with lower-priced products; to improve productivity; and to respond effectively to changing prices for their raw materials.

        Altria Group, Inc.'s tobacco subsidiaries (Philip Morris USA and Philip Morris International) continue to be subject to litigation, including risks associated with adverse jury and judicial determinations, courts reaching conclusions at variance with the company's understanding of applicable law, bonding requirements and the absence of adequate appellate remedies to get timely relief from any of the foregoing; price disparities and changes in price disparities between premium and lowest-price brands; legislation, including actual and potential excise tax increases; increasing marketing and regulatory restrictions; the effects of price increases related to excise tax increases and concluded tobacco litigation settlements on consumption rates and consumer preferences within price segments; health concerns relating to the use of tobacco products and exposure to environmental tobacco smoke; governmental regulation; privately imposed smoking restrictions; and governmental and grand jury investigations.

        As a result of actions taken by credit rating agencies during 2003, Altria Group, Inc.'s access to the commercial paper market is limited, and Altria Group, Inc. may have to rely on its revolving credit facilities instead.

        Altria Group, Inc.'s financial services subsidiary (Philip Morris Capital Corporation) is subject to the effects of a weak economy, particularly with respect to aircraft leases in the troubled airline industry.

        Altria Group, Inc.'s consumer products subsidiaries are subject to other risks detailed from time to time in its publicly filed documents, including its Annual Report on Form 10-K for the period ended December 31, 2002 and its Quarterly Report on Form 10-Q for the period ended September 30, 2003. Altria Group, Inc. cautions that the foregoing list of important factors is not complete and does not undertake to update any forward-looking statements that it may make.

#    #    #

ALTRIA GROUP, INC.
and Subsidiaries
Condensed Statements of Earnings
For the Quarters Ended December 31,
(in millions, except per share data)

	2003	2002	% Change
Net revenues	$20,691	$18,774	10.2%
Cost of sales	8,414	8,041	4.6%
Excise taxes on products (*)	5,260	4,310	22.0%

Gross profit	7,017	6,423	9.2%
Marketing, administration and research costs	3,109	2,792
Domestic tobacco legal settlement	20	—
Domestic tobacco headquarters relocation charges	33	—
Gains on sales of businesses	(8)	(77)
Integration costs and a loss on sale of a food factory	(13)	(8)
Asset impairment and exit costs	13	—
Provision for airline industry exposure	—	290

Operating companies income	3,863	3,426	12.8%
Amortization of intangibles	2	2
General corporate expenses	162	179
Asset impairment and exit costs	67	—

Operating income	3,632	3,245	11.9%
Miller Brewing Company transaction	—	22
Interest and other debt expense, net	303	253

Earnings before income taxes and minority interest	3,329	2,970	12.1%
Provision for income taxes	1,155	1,054	9.6%

Earnings before minority interest	2,174	1,916	13.5%
Minority interest in earnings and other, net	83	148

Net earnings	$2,091	$1,768	18.3%

Basic earnings per share (**)	$1.03	$0.86	19.8%

Diluted earnings per share (**)	$1.02	$0.85	20.0%

Weighted average number of shares outstanding — Basic	2,030	2,060	(1.5)%
— Diluted	2,046	2,069	(1.1)%
(*) The detail of excise taxes on products sold is as follows:
	2003	2002
Domestic tobacco	$917	$863
International tobacco	4,343	3,447

Total excise taxes	$5,260	$4,310

(**)
Basic and diluted earnings per share are computed for each of the periods presented. Accordingly, the sum of the quarterly earnings per share amounts may not agree to the year-to-date amounts.

ALTRIA GROUP, INC.
and Subsidiaries
Selected Financial Data by Business Segment
For the Quarters Ended December 31,
(in millions)

	Domestic tobacco	International tobacco	North American food	International food	Financial services	Total
2003 Net Revenues	$4,246	$8,010	$5,557	$2,773	$105	$20,691
2002 Net Revenues	3,956	6,855	5,398	2,449	116	18,774
% Change	7.3%	16.8%	2.9%	13.2%	(9.5)%	10.2%
Reconciliation:
2002 Net Revenues	$3,956	$6,855	$5,398	$2,449	$116	$18,774
Divested businesses — 2003	—	—	—	24	—	24
Divested businesses — 2002	—	—	(4)	(40)	—	(44)
Currency	—	623	62	241	—	926
Operations	290	532	101	99	(11)	1,011

2003 Net Revenues	$4,246	$8,010	$5,557	$2,773	$105	$20,691

Note: The detail of excise taxes on products sold is as follows:

	2003	2002
Domestic tobacco	$917	$863
International tobacco	4,343	3,447

Total excise taxes	$5,260	$4,310

Currency increased international tobacco excise taxes by $385 million.

ALTRIA GROUP, INC.
and Subsidiaries
Selected Financial Data by Business Segment
For the Quarters Ended December 31,
(in millions)

	Domestic tobacco	International tobacco	North American food	International food	Financial services	Total
2003 Operating Companies Income	$987	$1,274	$1,088	$442	$72	$3,863
2002 Operating Companies Income	789	1,177	1,183	479	(202)	3,426
% Change	25.1%	8.2%	(8.0)%	(7.7)%	100+ %	12.8%
Reconciliation:
2002 Operating Companies Income	$789	$1,177	$1,183	$479	$(202)	$3,426
Divested businesses—2003	—	—	—	2	—	2
Divested businesses—2002	—	—	(1)	(7)	—	(8)
Domestic tobacco legal settlement—2003	(20)	—	—	—	—	(20)
Domestic tobacco headquarters relocation charges—2003	(33)	—	—	—	—	(33)
Gains on sales of businesses—2003	—	—	—	8	—	8
Gains on sales of businesses—2002	—	—	(8)	(69)	—	(77)
Integration costs—2003	—	—	13	—	—	13
Integration costs and a loss on sale of a food factory—2002	—	—	(8)	—	—	(8)
Asset impairment and exit costs—2003	(13)	—	—	—	—	(13)
Provision for airline industry exposure—2002	—	—	—	—	290	290
Currency	—	109	12	34	—	155
Operations	264	(12)	(103)	(5)	(16)	128

2003 Operating Companies Income	$987	$1,274	$1,088	$442	$72	$3,863

ALTRIA GROUP, INC.
and Subsidiaries
Condensed Statements of Earnings
For the Twelve Months Ended December 31,
(in millions, except per share data)

	2003	2002	% Change
Net revenues	$81,832	$80,408	1.8%
Cost of sales	31,870	32,748	(2.7)%
Excise taxes on products (*)	21,128	18,226	15.9%

Gross profit	28,834	29,434	(2.0)%
Marketing, administration and research costs	11,898	11,599
Domestic tobacco legal settlement	202	—
Domestic tobacco headquarters relocation charges	69	—
Gains on sales of businesses	(31)	(80)
Integration costs and a loss on sale of a food factory	(13)	111
Asset impairment and exit costs	19	223
Provision for airline industry exposure	—	290

Operating companies income	16,690	17,291	(3.5)%
Amortization of intangibles	9	7
General corporate expenses	704	683
Asset impairment and exit costs	67	—

Operating income	15,910	16,601	(4.2)%
Gain on Miller Brewing Company transaction	—	(2,631)
Interest and other debt expense, net	1,150	1,134

Earnings before income taxes and minority interest	14,760	18,098	(18.4)%
Provision for income taxes	5,151	6,424	(19.8)%

Earnings before minority interest	9,609	11,674	(17.7)%
Minority interest in earnings, net	405	572

Net earnings	$9,204	$11,102	(17.1)%

Basic earnings per share (**)	$4.54	$5.26	(13.7)%

Diluted earnings per share (**)	$4.52	$5.21	(13.2)%

Weighted average number of shares outstanding—Basic	2,028	2,111	(3.9)%
—Diluted	2,038	2,129	(4.3)%

(*)
The detail of excise taxes on products sold is as follows:

	2003	2002
Domestic tobacco	$3,698	$3,776
International tobacco	17,430	13,997
Beer	—	453

Total excise taxes	$21,128	$18,226

(**)
Basic and diluted earnings per share are computed for each of the periods presented. Accordingly, the sum of the quarterly earnings per share amounts may not agree to the year-to-date amounts.

ALTRIA GROUP, INC.
and Subsidiaries
Selected Financial Data by Business Segment
For the Twelve Months Ended December 31,
(in millions)

	Domestic tobacco	International tobacco	North American food	International food	Beer	Financial services	Total
2003 Net Revenues	$17,001	$33,389	$21,907	$9,103	$—	$432	$81,832
2002 Net Revenues	18,877	28,672	21,485	8,238	2,641	495	80,408
% Change	(9.9)%	16.5%	2.0%	10.5%		(12.7)%	1.8%
Reconciliation:
2002 Net Revenues	$18,877	$28,672	$21,485	$8,238	$2,641	$495	$80,408
Divested businesses—2003	—	—	—	115	—	—	115
Divested businesses—2002	—	—	(21)	(181)	(2,641)	—	(2,843)
Currency	—	2,667	120	610	—	—	3,397
Operations	(1,876)	2,050	323	321	—	(63)	755

2003 Net Revenues	$17,001	$33,389	$21,907	$9,103	$—	$432	$81,832

Note: The detail of excise taxes on products sold is as follows:

	2003	2002
Domestic tobacco	$3,698	$3,776
International tobacco	17,430	13,997
Beer	—	453

Total excise taxes	$21,128	$18,226

Currency increased international tobacco excise taxes by $1,602 million.

ALTRIA GROUP, INC.
and Subsidiaries
Selected Financial Data by Business Segment
For the Twelve Months Ended December 31,
(in millions)

	Domestic tobacco	International tobacco	North American food	International food	Beer	Financial services	Total
2003 Operating Companies Income	$3,889	$6,286	$4,920	$1,282	$—	$313	$16,690
2002 Operating Companies Income	5,011	5,666	4,953	1,330	276	55	17,291
% Change	(22.4)%	10.9%	(0.7)%	(3.6)%		100+%	(3.5)%
Reconciliation:
2002 Operating Companies Income	$5,011	$5,666	$4,953	$1,330	$276	$55	$17,291
Divested businesses—2003	—	—	—	17	—	—	17
Divested businesses—2002	—	—	(5)	(30)	(299)	—	(334)
Domestic tobacco legal settlement—2003	(202)	—	—	—	—	—	(202)
Domestic tobacco headquarters relocation charges—2003	(69)	—	—	—	—	—	(69)
Gains on sales of businesses—2003	—	—	—	31	—	—	31
Gains on sales of businesses—2002	—	—	(8)	(72)	—	—	(80)
Integration costs—2003	—	—	13	—	—	—	13
Integration costs and a loss on sale of a food factory—2002	—	—	94	17	—	—	111
Asset impairment and exit costs—2003	(13)	—	—	(6)	—	—	(19)
Asset impairment and exit costs—2002	—	58	135	7	23	—	223
Provision for airline industry exposure—2002	—	—	—	—	—	290	290
Currency	—	469	22	72	—	—	563
Operations	(838)	93	(284)	(84)	—	(32)	(1,145)

2003 Operating Companies Income	$3,889	$6,286	$4,920	$1,282	$—	$313	$16,690

ALTRIA GROUP, INC.
and Subsidiaries
Net Earnings and Diluted Earnings Per Share
For the Quarters Ended December 31,
($ in millions, except per share data)

	Net Earnings	Diluted E.P.S. (*)
2003	$2,091	$1.02
2002	$1,768	$0.85
% Change	18.3%	20.0%
Reconciliation:
2002 Reported	$1,768	$0.85
2002 Gains on sales of businesses, net of minority interest impact	(42)	(0.02)
2002 Integration costs and a loss on sale of a food factory, net of minority interest impact	(4)	—
2002 Asset impairment and exit costs, net of minority interest impact	—	—
2002 Provision for airline industry exposure	187	0.09
2002 Gain on Miller Brewing Company transaction	14	0.01

	155	0.08
2003 Domestic tobacco legal settlement	(14)	(0.01)
2003 Domestic tobacco headquarters relocation charges	(22)	(0.01)
2003 Gains on sales of businesses, net of minority interest impact	4	—
2003 Integration costs, net of minority interest impact	7	—
2003 Asset impairment and exit costs, net of minority interest impact	(52)	(0.02)

	(77)	(0.04)

Currency	100	0.05
Change in shares	—	0.01
Change in tax rate	32	0.01
Operations	113	0.06

2003 Reported	$2,091	$1.02

(*)
Basic and diluted earnings per share are computed for each of the periods presented. Accordingly, the sum of the quarterly earnings per share amounts may not agree to the year-to-date amounts.

ALTRIA GROUP, INC.
and Subsidiaries
Net Earnings and Diluted Earnings Per Share
For the Twelve Months Ended December 31,
($ in millions, except per share data)

	Net Earnings	Diluted E.P.S. (*)
2003	$9,204	$4.52
2002	$11,102	$5.21
% Change	(17.1)%	(13.2)%
Reconciliation:
2002 Reported	$11,102	$5.21
2002 Gains on sales of businesses, net of minority interest impact	(44)	(0.02)
2002 Integration costs and a loss on sale of a food factory, net of minority interest impact	60	0.03
2002 Asset impairment and exit costs, net of minority interest impact	129	0.07
2002 Provision for airline industry exposure	187	0.09
2002 Gain on Miller Brewing Company transaction	(1,697)	(0.81)

	(1,365)	(0.64)

2003 Domestic tobacco legal settlement	(132)	(0.06)
2003 Domestic tobacco headquarters relocation charges	(45)	(0.02)
2003 Gains on sales of businesses, net of minority interest impact	17	0.01
2003 Integration costs, net of minority interest impact	7	—
2003 Asset impairment and exit costs, net of minority interest impact	(55)	(0.03)

	(208)	(0.10)

Currency	363	0.17
Change in shares	—	0.20
Change in tax rate	90	0.04
Operations	(778)	(0.36)

2003 Reported	$9,204	$4.52

(*)
Basic and diluted earnings per share are computed for each of the periods presented. Accordingly, the sum of the quarterly earnings per share amounts may not agree to the year-to-date amounts.

ALTRIA GROUP, INC.
and Subsidiaries
Condensed Balance Sheets
(in millions, except ratios)

	December 31, 2003	December 31, 2002
Assets
Cash and cash equivalents	$3,777	$565
All other current assets	17,605	16,876
Property, plant and equipment, net	16,067	14,846
Goodwill	27,742	26,037
Other intangible assets, net	11,803	11,834
Other assets	10,641	8,151

Total consumer products assets	87,635	78,309
Total financial services assets	8,540	9,231

Total assets	$96,175	$87,540

Liabilities and Stockholders' Equity
Short-term borrowings	$1,715	$407
Current portion of long-term debt	1,661	1,558
Accrued settlement charges	3,530	3,027
All other current liabilities	14,487	14,090
Long-term debt	18,953	19,189
Deferred income taxes	7,295	6,112
Other long-term liabilities	15,137	15,498

Total consumer products liabilities	62,778	59,881
Total financial services liabilities	8,320	8,181

Total liabilities	71,098	68,062
Total stockholders' equity	25,077	19,478

Total liabilities and stockholders' equity	$96,175	$87,540

Total consumer products debt	$22,329	$21,154
Debt/equity ratio—consumer products	0.89	1.09
Total debt	$24,539	$23,320
Total debt/equity ratio	0.98	1.20

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  Exhibit 99.1
ALTRIA GROUP, INC. REPORTS 2003 FOURTH-QUARTER AND FULL-YEAR RESULTS
2003 Fourth-Quarter Diluted Earnings Per Share of $1.02 vs. $0.85 in Year-Ago Quarter; Comparison Affected by Charges of $0.04 in 2003 and $0.08 in 2002, As Detailed in Attached Reconciliation
2003 Full-Year Diluted Earnings Per Share of $4.52 vs. $5.21 in 2002; Comparison Affected by Charges of $0.10 in 2003 and Gains of $0.64 in 2002, Including an $0.81 Gain for Miller Transaction in 2002, As Detailed in Attached Reconciliation
2004 Full-Year Diluted Earnings Per Share Projected In a Range of $4.57 to $4.67, Which Includes a $0.23 Reduction for Kraft Restructuring Program and Other Charges
ALTRIA GROUP, INC.
DOMESTIC TOBACCO
Philip Morris USA 2003 Quarterly Retail Share
Philip Morris USA Quarterly Retail Share
INTERNATIONAL TOBACCO
FOOD
NORTH AMERICAN FOOD
INTERNATIONAL FOOD
FINANCIAL SERVICES
ALTRIA GROUP, INC. and Subsidiaries Condensed Statements of Earnings For the Quarters Ended December 31, (in millions, except per share data)
ALTRIA GROUP, INC. and Subsidiaries Selected Financial Data by Business Segment For the Quarters Ended December 31, (in millions)
ALTRIA GROUP, INC. and Subsidiaries Selected Financial Data by Business Segment For the Quarters Ended December 31, (in millions)
ALTRIA GROUP, INC. and Subsidiaries Condensed Statements of Earnings For the Twelve Months Ended December 31, (in millions, except per share data)
ALTRIA GROUP, INC. and Subsidiaries Selected Financial Data by Business Segment For the Twelve Months Ended December 31, (in millions)
ALTRIA GROUP, INC. and Subsidiaries Selected Financial Data by Business Segment For the Twelve Months Ended December 31, (in millions)
ALTRIA GROUP, INC. and Subsidiaries Net Earnings and Diluted Earnings Per Share For the Quarters Ended December 31, ($ in millions, except per share data)
ALTRIA GROUP, INC. and Subsidiaries Net Earnings and Diluted Earnings Per Share For the Twelve Months Ended December 31, ($ in millions, except per share data)
ALTRIA GROUP, INC. and Subsidiaries Condensed Balance Sheets (in millions, except ratios)